Exhibit 10.2

March 13, 2025

Dear Naomi,

I am very pleased to extend to you the following promotion to become Leslie's Poolmart, Inc.’s (the "Company") Chief Retail Operations and Talent Officer, reporting directly to Jason McDonell. We look forward to your promotion into this new role, and I am confident that you will be able to make significant contributions to support our growth at Leslie's.

Effective Date: March 14, 2025.

Base Salary: Your base annual salary will be $525,000, less normal withholdings, paid consistently with the Company's standard payroll practices.

Incentive Compensation: Your incentive bonus will be based upon the annual results of the Company's financial performance for the fiscal year and is governed by the Company's bonus plan. Your target bonus payment is 65% of your annual base salary, for an annual target bonus of $341,250.

Long-Term Incentive: Leslie’s recognizes the importance of your role and level of specialized knowledge you bring to the organization. We want to ensure that our top contributors have an opportunity to share in the ownership, financial success, and personal wealth generation of being a Leslie’s shareholder. Accordingly, and subject to approval by the Compensation Committee of the Leslie’s, Inc. Board of Directors, you will be eligible to receive 65% of your base salary in annual equity grants under the Leslie’s, Inc. 2020 Omnibus Incentive Plan that will vest over a three-year period.

Benefits Program: You will be eligible to participate in Leslie's standard fringe benefits program, subject to and on a basis consistent with the terms and conditions of any such plans. Such benefits include health & welfare insurance, company-paid basic life and disability insurance, our 401(k) retirement savings plan, four (4) weeks of vacation, and certain paid holidays, among other perks. Health insurance eligibility will begin 30 days after your employment start date, while eligibility for other fringe benefits may be subject to additional qualifying criteria. You will receive more detailed information about our benefits program from Leslie’s Human Resources.

Terms & Conditions: Once you complete the required disclosures and authorization documents, a background check will be performed. This offer of employment is contingent on the satisfactory completion of the pre-hire screening process, including your timely participation and cooperation in all steps necessary to complete the background check and our approval of the results.

As we must include in all offers of employment, we mention that your employment is at-will, and therefore, your employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at your option or the Company's option. Although other terms and conditions of employment may change, this at-will employment relationship, as defined above, will remain in effect throughout your employment with the Company. This letter does not represent an employment contract, rather an offer of employment and description of benefits.

Position Offer Letter to Naomi Cramer

March 13, 2025

We would be extremely pleased to have you join the Leslie's team, as we sincerely believe that you will find succeeding with the team to be very gratifying and personally rewarding. We have a great deal of confidence in you, and I recognize your ability to add significant value to our business.

If there is anything that I can do to help you with this important decision, please let me know.

Sincerely yours,

Jason McDonell

Chief Executive Officer

Accepted by Naomi Cramer

/s/ Naomi Cramer 3/13/2025

__________________________________ ____________________

Naomi Cramer Date

/s/ Jason McDonell 03/13/2025

__________________________________ ____________________

Jason McDonell Date